UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2008

FOX PETROLEUM INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52721	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Knightsbridge, London, England SW1X 7JF, UK
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 44-207-590-9630

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On November 5, 2008, we entered into a subscription agreement with Carbon Energy Investments Limited for the sale of 80,000,000 shares of our common stock at a price of $0.50 per share for the aggregate price of $40,000,000. Carbon Energy agreed to pay for the shares as follows:

$15,000,000 on or before November 30, 2008 (later amended to December 12, 2008);

$15,000,000 on or before January 31, 2009; and

$10,000,000 on or before March 31, 2009.

On November 26, 2008, we issued 50,000,000 shares of our common stock to Carbon Energy in consideration for $25,000,000 to be received pursuant to the above-mentioned subscription agreement.

Purchase Agreement for Alaska Oil & Gas Resources Limited

On November 5, 2008, we entered into an agreement to purchase shares in Alaska Oil & Gas Resources Limited with Carbon Energy. Carbon Energy is the sole owner of Alaska Oil & Gas. Pursuant to the agreement, we agreed to acquire 100% of the issued shares of Alaska Oil & Gas from Carbon Energy in consideration for $57,500,000, $250,000 of which was to be paid in cash and the remainder by the issuance of 57,250,000 shares of our common stock at a deemed price of $1.00 per share. In addition, Carbon Energy agreed to procure the directors of Alaska Oil & Gas to appoint Richard Moore (our chairman, president, chief executive officer and director) as director and another party as director and as secretary of Alaska Oil & Gas. On the same day, Mr. Moore and William MacNee (our chief operating officer and director) were appointed as directors of Alaska Oil & Gas.

On November 28, 2008, we entered into an amendment agreement with Carbon Energy relating to purchase of Alaska Oil & Gas whereby it was agreed that the consideration to be paid pursuant to the agreement was varied such that the consideration would amount to $57,500,000, payable by the issuance of 2,000,000 shares of our common stock within three business days of November 2008 and 55,500,000 shares on completion of the transaction, as described in the agreement for the purchase of Alaska Oil & Gas, with all shares having a deemed price of $1.00 per share.

On December 3, 2008, we also entered into a letter agreement with Carbon Energy whereby Carbon Energy agreed to return 2,000,000 shares of our common stock to our company upon demand unless certain conditions are fulfilled or waived. The conditions are, among others, that Carbon Energy must complete in full the subscription agreement dated November 5, 2008 except that the first $20,000,000 must be paid to our company on or before December 7, 2008 and that Carbon Energy must sell our company Alaska Oil & Gas which must own North Alexander, Kitchen and East Kitchen oil and gas leases pursuant to the agreement relating to the purchase of Alaska Oil & Gas.

Increase in the Authorized Capital

We are currently authorized to issue 90,000,000 shares of our common stock. As of January 5, 2009, we had 84,668,245 shares of our common stock issued and outstanding. In order to issue all the shares under the subscription agreement and the purchase agreement for Alaska Oil & Gas, we plan to increase our authorized capital from 90,000,000 shares of common stock with a par value of $0.001 to 500,000,000 shares of common stock with a par value of $0.001.

Item 3.02 Unregistered Sales of Equity Securities.

Please see the disclosure under Item 1.01.

We sold the shares to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S.

Item 5.01 Changes in Control of Registrant.

On November 26, 2008, we issued 50,000,000 shares of our common stock to Carbon Energy in consideration for $25,000,000 to be received. On December 2, 2008, we issued an additional 2,000,000 shares of our common stock to Carbon Energy pursuant to the terms of the amendment agreement. As a result, Carbon Energy now owns 52,000,000, or approximately 61.4%, of the issued and outstanding shares of our common stock. We anticipate that Carbon Energy will use its working capital to pay the $25,000,000 to our company. Upon the completions of the sale of 80,000,000 shares of our common stock and the purchase of Alaska Oil & Gas, Carbon Energy will have acquired 137,500,000 shares of our common stock.

As of January 5, 2009, there are no arrangements or understanding with Carbon Energy and its associates with respect to the election of directors of the company. There are also no arrangements known to the company, the operation of which may at a subsequent date result in a change of control of the company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We agreed with Carbon Energy that an executive performance incentive scheme would be put in place as soon as possible such that our executives would be granted approximately 20,000,000 shares of our common stock. Such shares will be allocated at the discretion of our board of directors and following discussion with our compensation committee. It was agreed that our executives would be protected from dilution in the future and our executives will not be diluted by Carbon Energy or any other investor without all parties’ written agreement.

Furthermore, we agreed with Carbon Energy that we will negotiate three year contracts with our executives.

Item 9.01 Financial Statements and Exhibits.

10.1	Subscription Agreement with Carbon Energy Investments Limited dated November 5, 2008.

10.2	Agreement for the Purchase of Shares in Alaska Oil & Gas Resources Limited dated November 5, 2008

10.3	Amendment Agreement for the Purchase of Shares of Alaska Oil & Gas Resources Limited dated November 2008

10.4	Letter Agreement with Carbon Energy Investments Limited dated December 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX PETROLEUM INC.

/s/ Richard Moore
Richard Moore
President and Chief Executive Officer

January 6, 2009